    As filed with the Securities and Exchange Commission on February 24, 2004
                                                      Registration No. 333-_____

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              STONEPATH GROUP, INC.

              Delaware                                         65-0867684
    (State or other jurisdiction                            (I.R.S. Employer
  of incorporation or organization)                      Identification Number)

                         1600 Market Street, Suite 1515
                        Philadelphia, Pennsylvania 19103
                                 (215) 979-8370
                    (Address of Principal Executive Offices)

                           --------------------------
                              STONEPATH GROUP, INC.
                 AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
                  NON-PLAN STOCK OPTION AND WARRANT AGREEMENTS
                           (Full titles of the plans)
                             ----------------------

             Stephen M. Cohen                             With a copy to:
 Senior Vice President and General Counsel            Brian S. North, Esquire
      1600 Market Street, Suite 1515                   Buchanan Ingersoll PC
     Philadelphia, Pennsylvania 19103             1835 Market Street, 14th Floor
           Phone: (215) 979-8370                      Philadelphia, PA 19102
         Facsimile: (215) 979-8399                     Phone: (215) 665-3828
   (Name, address and telephone number,              Facsimile: (215) 665-8760
           including area code,
           of agent for service)


                             ----------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  Title of Class of Securities to be       Amount to be          Proposed Maximum           Proposed Maximum          Amount of
              Registered                  Registered (1)     Offering Price Per Share   Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per      8,075,000 shares (2)          $3.235(3)               $26,122,625(3)            $3,310
share:  Reserved for issuance for
future grants under the Amended and
Restated 2000 Stock Incentive Plan
(the "Plan")
------------------------------------------------------------------------------------------------------------------------------------
Total                                  8,075,000 shares                                      $26,122,625               $3,310
====================================================================================================================================

------------
(1) The shares of common stock, $.001 par value per share (the "Common Stock"), set forth in the Calculation of Registration Fee table and which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of the Registrant's Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

(2) Established in accordance with General Instruction E of Form S-8 and in connection with shares registered on such form of the Registrant (Registration No. 333-74918) with respect to the additional 8,075,000 shares of Common Stock for issuance under the Plan.

(3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on February 19, 2004.

                                Explanatory Note

      The Registrant previously registered an aggregate of 4,925,000 shares of Common Stock issuable upon exercise of awards granted or to be granted under the Amended and Restated 2000 Stock Incentive Plan (the "Plan"), and an aggregate of 5,437,081 shares of Common Stock issuable upon the exercise of certain then-outstanding non-Plan options and Common Stock purchase warrants for an aggregate registration of 10,362,081 shares of Common Stock. On May 31, 2002 and May 30, 2003, stockholders of the Registrant approved amendments and restatements to the Plan increasing the number of shares authorized for issuance under the Plan from 5,000,000 to 10,000,000 shares and from 10,000,000 to 13,000,000 shares, respectively. The contents of the registration statement upon which the initial 10,362,081 shares were registered (Registration No. 333-74918) are incorporated herein by reference pursuant to General Instruction E of Form S-8.

      This registration statement is being filed (1) to register an additional 8,075,000 shares of Common Stock for issuance pursuant to future grants under the Plan and (2) to establish a reoffer prospectus, filed as part of this registration statement, in accordance with the requirements of Part I of Form S-3 and pursuant to General Instruction C of Form S-8 with respect to (a) shares registered herein and (b) shares registered on Registration No. 333-74918, as a post-effective amendment thereto.

                               REOFFER PROSPECTUS

                              STONEPATH GROUP, INC.

                               7,903,300 Shares of
                                  Common Stock

         This Reoffer Prospectus is being filed to register 7,903,300 shares of Common Stock, $.001 par value per share (the "Shares"), of Stonepath Group, Inc. (the "Company" or "we") to provide future flexibility to certain Selling Stockholders identified below (the "Selling Stockholders") in the section entitled "Selling Stockholders" if they decide to sell any of the Shares. The Selling Stockholders have acquired or may acquire the Shares pursuant to grants under the Stonepath Group, Inc. Amended and Restated 2000 Stock Incentive Plan (the "Plan") and certain non-Plan option grants. Our Common Stock is listed on the American Stock Exchange under the symbol "STG." On February 19, 2004, the last reported sale of our Common Stock on the American Stock Exchange was $3.20 per share.

         The Selling Stockholders may sell their Shares from time to time in the future, directly or indirectly in one or more transactions on the American Stock Exchange, in privately negotiated transactions or through a combination of such methods. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         We will not receive any part of the proceeds from sales of these Shares by the Selling Stockholders, although we may receive the exercise price from the exercise of the options.

         Our executive offices are located at 1600 Market Street, Suite 1515, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 979-8370.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Reoffer Prospectus is February 24, 2004.

                                TABLE OF CONTENTS

                                                                         Page

ABOUT THIS PROSPECTUS.......................................................1
RISK FACTORS................................................................1
WHERE YOU CAN FIND MORE INFORMATION........................................10
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................11
FORWARD-LOOKING STATEMENTS.................................................12
STONEPATH GROUP, INC.......................................................12
SELLING STOCKHOLDERS.......................................................13
USE OF PROCEEDS............................................................16
PLAN OF DISTRIBUTION.......................................................16
LEGAL MATTERS..............................................................18
EXPERTS....................................................................18
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT
      LIABILITIES..........................................................19

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). You should rely only on the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock. The rules of the SEC may require us to update this prospectus in the future.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE THE MATERIAL RISKS WE BELIEVE ARE ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES BUT ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS DO OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS" FOR A FURTHER DISCUSSION OF THESE FACTORS.

         If we are unable to profitably manage and integrate the companies we acquire or are unable to acquire additional companies, we will not achieve our growth and profit objectives.

         Our goal is to build a global logistics services organization. Realizing this goal will require the acquisition of a number of diverse companies in the logistics industry covering a variety of geographic regions and specialized service offerings. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of risks, including possible adverse effects on our operating results, diversion of management resources, failure to retain key personnel, and risks associated with unanticipated liabilities, some or all of which could have a material adverse effect on our business, financial condition and results of operations.

         Additional financing will be required to implement our business strategy.

         We believe that our current working capital and anticipated cash flow from operations are adequate to fund existing operations. Our ability to complete further acquisitions, however, is limited until we raise additional capital, primarily due to limitations under our existing credit facility and in view of anticipated expenditures that will be required to satisfy acquisition related earn-out payments that will be due in April 2004 and beyond. We may finance acquisitions, however, using our securities for all or some portion of the consideration. In the event that our common stock does not attain or maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept our securities as part of the purchase price for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. If we do not have sufficient cash resources through either operations or from debt facilities, our growth could be limited unless we are able to obtain such additional capital.

         Earn-out payments due in connection with our acquisitions could require us to incur additional indebtedness or issue additional equity securities.

         We are required to make significant cash payments in the future when and if the earn-out installments for our acquisitions become due. While we believe that some portion of the required cash will be generated by each of the acquired subsidiaries, we most likely will have to secure additional sources of capital to fund some portion of the earn-out payments as they become due. This may require us to incur additional indebtedness or issue additional equity securities. We cannot be certain that we will be able to borrow any funds for this purpose on terms acceptable to us, if at all, or that once we incur such indebtedness, that we will be able to operate profitably. Additional indebtedness could negatively impact our cash flow and ability to make further acquisitions. Issuing additional shares of common stock or common stock equivalents to generate the required financing would increase the number of shares outstanding and further dilute the interests of our existing shareholders.

         Our credit facility places limitations on the type and number of acquisitions we may make.

         We have obtained a $20 million credit facility from LaSalle Business Credit, Inc. to provide additional funding for acquisitions and for our on-going working capital requirements. Under the terms of the credit facility, we are permitted to make additional acquisitions without the lender's consent only if certain conditions are satisfied. The conditions imposed by the credit facility include the following: (1) the absence of an event of default under the credit facility; (2) the company to be acquired must be in the transportation and logistics industry; (3) the purchase price to be paid must be consistent with our historical business and acquisition model; (4) the undrawn availability under the credit facility must average $5 million for the 60 days preceding the acquisition and must be at least $5 million after giving effect to the acquisition; (5) the lender must be reasonably satisfied with projected financial statements we provide covering a 12 month period following the acquisition; (6) the acquisition documents must be provided to the lender and must be consistent with the description of the transaction provided to the lender; (7) through May 2005, the aggregate cash consideration paid at the closing for foreign acquisitions must not exceed $11.3 million (such amount may be increased up to $20.0 million based on the results of subsequent equity offerings); and (8) the number of such permitted acquisitions is limited to four per year (excluding any acquisitions for which the purchase price is payable solely in stock). In the event that we were not able to satisfy the conditions of the credit facility in connection with a proposed acquisition, we would have to forego the acquisition unless we either obtained the lender's consent or retired the credit facility. This may limit or slow our ability to achieve the critical mass we may need to achieve our strategic objectives.

         Our credit facility contains financial covenants that may limit its current availability.

         The terms of our credit facility are subject to certain financial covenants which may limit the amount otherwise available under that facility. Principal among these are financial covenants that limit availability based upon measures of our cash flow, as well as a covenant that limits funded debt (the "Funded Debt Covenant") to a multiple of consolidated earnings before interest, taxes, depreciation and amortization generated from the operations of our United States subsidiaries ("Domestic EBITDA"). Under the Funded Debt Covenant, our funded debt is limited to a multiple of 2.75 of our Domestic EBITDA measured on a rolling four quarter basis. For example, based on our rolling four quarter Domestic EBITDA of approximately $6.9 million, the availability under our credit facility was approximately $18.975 million as of the end of our third quarter of 2003, even though our facility is $20 million. As our rolling four quarter Domestic EBITDA increases or decreases, the availability under our credit facility will increase or decrease.

         Due to our acquisition strategy, our earnings will be adversely affected by non-cash charges relating to amortization of intangibles.

         Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid in a business combination over the fair value of the identifiable tangible assets acquired is to be allocated among identifiable intangible assets and goodwill. The amount allocated to goodwill is not subject to amortization; however, it is tested at least annually for impairment. The amount allocated to identifiable intangibles, such as customer relationships and the like, is to be amortized over the life of the intangible assets; thus, subjecting the purchaser to periodic charges against its earnings to the extent of the amortization incurred for that period. Because our business strategy focuses on growth through acquisitions, our future earnings will be subject to greater non-cash amortization charges than a company whose earnings are derived organically. As a result, we will experience an increase in non-cash charges related to the amortization of intangible assets acquired in our acquisitions. This will create the appearance, based on our financial statements, that our intangible assets are diminishing in value, when in fact they may be increasing because we are growing the value of our intangible assets (e.g., customer relationships). Because of this discrepancy, we believe EBITDA provides a meaningful measure of our financial performance. However, the investment community generally measures a public company's performance by its net income. Thus, while we believe EBITDA provides a meaningful measure of our financial performance, should the investment community elect to place more emphasis on our net income, the future price of our common stock could be adversely affected.

         Since we are not obligated to follow any particular criteria or standards for acquisition candidates, shareholders must rely solely on our ability to identify, evaluate and complete acquisitions.

         Even though we have developed general acquisition guidelines, we are not obligated to follow any particular operating, financial, geographic or other criteria in evaluating candidates for potential acquisitions or business combinations. We target companies which we believe will provide the best potential long-term financial return for our shareholders and we determine the purchase price and other terms and conditions of acquisitions. Our shareholders will not have the opportunity to evaluate the relevant economic, financial and other information that we will use and consider in deciding whether or not to enter into a particular transaction.

         The scarcity of, and competition for, acquisition opportunities makes it more difficult to complete acquisitions.

         There are a limited number of operating companies available for acquisition which we consider desirable. In addition, there is a high level of competition among companies seeking to acquire these operating companies. A large number of established and well-financed entities are active in acquiring the type of companies we believe are desirable. Many of these entities have significantly greater financial resources than we have. Consequently, we are at a competitive disadvantage in negotiating and executing possible acquisitions of these businesses. Even if we are able to successfully compete with these entities, this competition may affect the terms of completed transactions and, as a result, we may pay more than we expected for potential acquisitions. We may find it difficult to identify operating companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to complete an acquisition of such a company for many reasons, including:

               o a failure to agree on the terms necessary for a transaction, such as purchase price;

               o incompatibility of operating strategies and management philosophies;

               o    competition from other acquirers of operating companies;

               o insufficient capital to acquire a profitable logistics company; and

               o the unwillingness of a potential acquiree to work with our management or our affiliated companies.

         If we are unable to successfully compete with other entities in acquiring the companies we target, we will not be able to successfully implement our business plan.

         The issuance of additional securities may cause additional dilution to the interests of our existing shareholders.

         The additional financing required to fund our acquisition strategy may require us to issue additional shares of common stock or common stock equivalents to generate the required financing. For example, we issued 6,024,908 shares of our common stock in a private placement transaction that closed in October 2003. Any subsequent issuances of securities, including those in this offering, will further increase the number of shares outstanding and further dilute the interests of our existing shareholders. We may issue more shares of common stock for this purpose without prior notice to our shareholders.

         We may also issue securities to, among other things, facilitate a business combination, acquire assets or stock of another business, compensate employees or consultants or for other valid business reasons at the discretion of our Board of Directors, which could further dilute the interests of our existing shareholders.

         The exercise or conversion of our outstanding options, warrants or other convertible securities or any derivative securities we issue in the future will result in the dilution of the ownership interests of our existing shareholders and may create downward pressure on the trading price of our common stock.

         We are currently authorized to issue 100,000,000 shares of common stock. As of January 31, 2004, we had 38,461,611 outstanding shares of common stock. We may in the future issue up to 16,611,300 additional shares of our common stock upon exercise or conversion of existing outstanding convertible securities in accordance with the following schedule:

                                                    Number of Shares   Proceeds

Upon conversion of our Series D Preferred Stock        3,104,770     $         -
Options granted under our Stock Option Plan           10,023,434      14,563,250
Non-Plan Options                                       1,774,700       3,222,250
Warrants                                               1,708,396       1,768,406
                                                      ----------     -----------
Total                                                 16,611,300     $19,553,906
                                                      ==========     ===========


         Even though the aggregate exercise of these securities could generate material proceeds for us, the issuance of these additional shares would result in the dilution of the ownership interests of our existing common shareholders and the market price of our common stock could be adversely affected.

         We rely on a small number of key customers, the loss of any of which would have a negative effect on our results of operations.

         Even though our customer base will likely diversify as we grow through acquisitions, our customer base has been highly concentrated. For the year ended December 31, 2002 our largest customer, Best Buy Co., Inc., a national retail chain, accounted for approximately 33% of our total revenues. Our next largest customer accounted for approximately 11% of our total revenues and our next four largest customers accounted for approximately 13% of our total revenues, with none of these four customers accounting for 10% or more of our total revenues. We believe the risk posed by this concentration is mitigated by our longstanding and continuing relationships with these customers and we are confident that these relationships will remain ongoing for the foreseeable future. We intend to continue to provide superior service to all of our customers and have no expectation that revenues from any of these customers will be reduced as a result of any factors within our control. However, adverse conditions in the industries of our customers could cause us to lose a significant customer or experience a decrease in shipment volume. Either of these events could negatively impact us. Our immediate plans, however, are to reduce our dependence on any particular customer or customers by increasing our sales and customer base by, among other things, diversifying our service offerings and continuing with our growth strategy.

         The risks associated with international operations could adversely affect our operations and ability to grow outside of the United States.

         A significant portion of our revenues is derived from our international operations and the growth of those operations is an important part of our business strategy. Our current international operations are focused on the shipment of goods into and out of the United States and are dependent on the volume of international trade with the United States. Our strategic plan contemplates the growth of those operations as well as expanding into the transportation of goods wholly outside of the United States. The following factors could adversely affect our current international operations as well as the growth of those operations:


               o the political and economic systems in certain international markets are less stable than in the United States;

               o wars, civil unrest, acts of terrorism and other conflicts exist in certain international markets;

               o export restrictions, tariffs, licenses and other trade barriers can adversely affect the international trade serviced by our international operations;

               o managing distant operations with different local market conditions and practices is more difficult than managing domestic operations;

               o differing technology standards in other countries present difficulties and incremental expense in integrating our services across international markets;

               o complex foreign laws and treaties can adversely affect our ability to compete; and

               o our ability to repatriate funds may be limited by tax ramifications and foreign exchange controls.

         Terrorist attacks and other acts of violence or war may affect any market on which our shares trade, the markets in which we operate, our operations and our profitability.

         Terrorist acts or acts of war or armed conflict could negatively affect our operations in a number of ways. Any of these acts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They could also result in a continuation of the current economic uncertainty in the United States and abroad. Acts of terrorism or armed conflict, and the uncertainty caused by such conflicts, could cause an overall reduction in worldwide sales of goods and corresponding shipments of goods. This would have a negative effect on our operations. Also, terrorist activities similar to the type experienced on September 11, 2001 could result in another halt of trading of securities on the American Stock Exchange, which could also have an adverse effect on the trading price of our shares and overall market capitalization.

         We depend on the continued service of certain executive officers. We can not assure you that we will be able to retain these persons.

         For the foreseeable future, our success will depend largely on the continued services of our Chief Executive Officer, Dennis L. Pelino, as well as the heads of our domestic and international service organizations, Gary Koch and Jason Totah, because of their collective industry knowledge, marketing skills and relationships with major vendors and customers. We have employment agreements with each of these individuals which contain a non-competition covenant which survives their actual term of employment. Nevertheless, should any of these individuals leave the Company, it could have a material adverse effect on our future results of operations.

         We face intense competition in our industry.

          The freight forwarding, logistics and supply chain management industry is intensely competitive and is expected to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry, although the number of firms with a global network that offer a full complement of freight forwarding and supply chain management services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than we are.

         Our stock price may be volatile due to factors under, as well as out of, our control.

         The market price of our common stock has been highly volatile. Some factors that may affect the market price in the future include:

               o    actual or anticipated fluctuations in our operating results;

               o announcements of technological innovations or new commercial products or services by us or our competitors;

               o a continued weakening of general market conditions which in turn could have a depressive effect on the volume of goods shipped and shipments that we manage or arrange;

               o    acts of global terrorism or armed conflicts; and

               o changes in recommendations or earnings estimates by us or by securities analysts.

         Furthermore, the stock market has historically experienced volatility which has particularly affected the market prices of securities of many companies with a small market capitalization and which sometimes has been unrelated to the operating performances of such companies.

         Our cash flow will be adversely affected in the future once we fully utilize our consolidated net operating loss carryforward.

         Due to losses we incurred in our former business model, we have accumulated a net operating loss carryforward for federal income tax purposes. As of December 31, 2002, approximately $21.7 million of these losses were available to offset our taxable income until the losses are fully utilized. Once these losses have been fully utilized, our cash flows will be affected accordingly.

         If we fail to improve our management information and financial reporting systems, we may experience an adverse effect on our operations and financial condition.

         Our management information and financial reporting systems need to be improved.

         In January 2004, we restated our consolidated statements of operations for the last three quarters of fiscal 2002, the first three quarters of fiscal 2003, and for the year ended December 31, 2002 to correct a process error discovered in the legacy accounting processes of Stonepath Logistics International Services, Inc. (f/k/a Global Transportation Systems, Inc.) and Global Container Line, Inc., its wholly owned subsidiary. The error resulted in the failure to eliminate certain intercompany transactions in consolidation. This resulted in an overstatement of total revenue and a corresponding overstatement of the cost of transportation, with no resulting impact on net revenue, EBITDA or net income. This process error had been embedded within the legacy accounting processes of Global Transportation Systems, Inc. for a period which began substantially before its acquisition by the Company in April 2002.

         We believe that the presence of this error, in and of itself, constitutes a reportable condition as defined under standards established by the American Institute of Certified Public Accountants. A reportable condition is a significant deficiency in the design or operation of internal controls, which could adversely affect an organization's ability to initiate, record, process and report financial data consistent with the assertions of management in the financial statements. To specifically respond to this matter, and in general to meet our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, we have commenced an overall review of our internal controls over financial reporting. As part of the assessment of our internal controls over financial reporting, we will focus on our recent growth in terms of both size and complexity, coupled with the fact that our finance and accounting functions are largely decentralized. Although this review is not yet completed, we have initiated an immediate change in process to correct the process error that occurred and to reduce the likelihood that a similar error could occur in the future.

         While we believe we have a plan that, when completed, will eliminate the reportable condition described above, we may experience delays, disruptions and unanticipated expenses in completing that plan and in otherwise implementing, integrating and operating our consolidated management information and financial reporting systems. Failure to enhance these systems could delay our receipt of management and financial information at the consolidated level which could disrupt our operations or impair our ability to monitor our operations and have a negative effect on our financial condition.

         Because we are a holding company, we depend on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future.

         We are a holding company and all of our operations are conducted through subsidiaries. Consequently, we rely on dividends or advances from our subsidiaries. The ability of such subsidiaries to pay dividends and our ability to receive distributions from those subsidiaries are subject to applicable local law and other restrictions including, but not limited to, applicable tax laws. Such laws and restrictions could limit the payment of dividends and distributions to us which would restrict our ability to continue operations.

         We believe our industry is consolidating and if we cannot gain sufficient market presence, we may not be able to compete successfully against larger global companies.

         We believe the market trend within our industry is towards consolidation of the niche players into larger companies which are attempting to increase global operations through the acquisition of regional and local freight forwarders. If we cannot gain sufficient market presence or otherwise establish a successful strategy in our industry, we may not be able to compete successfully against larger companies in our industry with global operations.

         We may be required to incur material expenses in defending or resolving outstanding lawsuits which would adversely affect our results of operations.

         We are a defendant in a number of legal proceedings, including one particular matter that we have identified as material in our periodic SEC filings. Although we believe that the claims asserted in these proceedings are without merit, and we intend to vigorously defend these matters, we could incur material expenses in the defense and resolution of these matters. Since we have not established any reserves in connection with these claims, any such liability would be recorded as an expense in the period incurred or estimated. This amount, even if not material to our overall financial condition, could adversely affect our results of operations in the period recorded.

         We have a very limited operating history upon which you can evaluate our prospects.

         During 2001, we discontinued our former business model of developing early-stage technology businesses, and adopted a new model of delivering non-asset based third-party logistics services. The first acquisition under our new business model occurred on October 5, 2001. Subsequent acquisitions were completed during 2002, 2003, and 2004. As a result, we have a very limited operating history under our current business model. Even though we are managed by senior executives with significant experience in the industry, our limited operating history makes it difficult to predict the longer-term success of our business model.

         Provisions of our charter and applicable Delaware law may make it more difficult to complete a contested takeover of our Company.

         Certain provisions of our certificate of incorporation and the General Corporation Law of the State of Delaware (the "GCL") could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our shareholders. For example, we are subject to the provisions of the GCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting shares (an "interested shareholder") for three years after the person became an interested shareholder, unless the business combination is approved in a prescribed manner. Finally, our certificate of incorporation includes undesignated preferred stock, which may enable our Board of Directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

         This prospectus is part of a registration statement on Form S-8 filed by us and also is part of a registration statement on Form S-8 (Registration No. 333-74918) previously filed with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in those registration statements and the accompanying exhibits filed with the SEC. You may refer to those registration statements and exhibits for more information.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference the following documents that we have filed with the SEC:

               o our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Forms 10-K/A filed with the SEC on August 28, 2003 and January 20, 2004;

               o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

               o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

               o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

               o our Current Reports on Form 8-K and 8-K/A as filed with the SEC on July 7, 2003, August 7, 2003, August 13, 2003, August 28, 2003, and September 9, 2003; and

               o the description of our common stock, $.001 par value per share, contained in our registration statement on our amended Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, dated June 29, 2001, and any subsequent amendments or reports filed for the purpose of updating such description.

         We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

         You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by contacting us at:

                            Stonepath Group, Inc.
                            1600 Market Street, Suite 1515
                            Philadelphia, PA  19103
                            Attention: Stephen M. Cohen,
                                       Senior Vice President and General Counsel
                            Telephone: (215) 979-8370

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "continue," "estimate," "project," "intend" or the negative of such terms or other similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Many of these risks and uncertainties are set forth in the "Risk Factors" section of this prospectus and in our other filings with the SEC. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

                              STONEPATH GROUP, INC.

         We are a non-asset based third-party logistics services company providing supply chain solutions on a global basis. We offer a full range of time-definite transportation and distribution solutions through our Domestic Services platform where we manage and arrange the movement of raw materials, supplies, components and finished goods for our customers. These services are offered through our domestic air and ground freight forwarding business. We offer a full range of international logistics services, including international air and ocean transportation, as well as customs house brokerage services, through our International Services platform. In addition to these core service offerings, we also provide a broad range of value added supply chain management services, including warehousing, order fulfillment and inventory management. We service a customer base of manufacturers, distributors and national retail chains through a network of offices in 21 major metropolitan areas in North America, plus eight international locations, and an extensive network of over 200 independent carriers and over 150 service partners strategically located around the world.

         Our strategic objective is to build a leading global logistics services organization that integrates established logistics companies with innovative technologies. To that end, we are extending our network through a combination of synergistic acquisitions and the organic expansion of our existing base of logistics operations.

         Our acquisition strategy focuses on acquiring and integrating logistics businesses that will enhance our position in current markets as well as extend our network to targeted locations in Asia, South America and Europe. We select acquisition targets based upon their ability to demonstrate: (1) historic levels of profitability; (2) a proven record of delivering superior time-definite distribution and other value added services; (3) an established customer base of large and mid-sized companies; and (4) opportunities for significant growth within strategic segments of our business.

         As we integrate these companies, we intend to create additional stockholder value by: (1) improving productivity through adoption of common technologies and business processes; (2) improving transportation margins by leveraging our growing purchasing power; and (3) enhancing the opportunity for organic growth through cross-selling and offering expanded services.

         Our strategy is designed to take advantage of shifting market dynamics. The third-party logistics industry continues to grow as an increasing number of businesses outsource their logistics functions to more cost effectively manage and extract value from their supply chains. Also, we believe that the industry is positioned for further consolidation since it remains highly fragmented, and since customers are demanding the types of sophisticated and broad reaching service offerings that can more effectively be handled by larger and more diverse organizations.

         There are a variety of risks associated with our ability to achieve our strategic objectives, including our ability to acquire and profitably manage additional businesses, our current reliance on a small number of key customers, the risks inherent in international operations, and the intense competition in our industry for customers and for the acquisition of additional businesses. For a more detailed discussion of these risks and the risks associated with an investment in our securities, see the discussion under the "Risk Factors" section of this Prospectus beginning on page 1.

         Our executive offices are located at 1600 Market Street, Suite 1515, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 979-8370. Our Internet address is www.stonepath.com. Information contained on our website should not be considered part of this prospectus.

                              SELLING STOCKHOLDERS

         This prospectus relates to the resale of Shares that have been or may be acquired by the Selling Stockholders pursuant to grants under the Plan and pursuant to certain non-Plan options to purchase Common Stock. The following table sets forth (1) the name of the Selling Stockholders, (2) any material relationship between the Company and each Selling Stockholder within the past three years based upon information currently available to the Company, (3) the number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the offering as of the date of this prospectus, (4) the number of Shares that may be offered by each Selling Stockholder under this prospectus,
(5) the number of shares of Common Stock that will be owned by each Selling Stockholder assuming the sale of all the Shares upon completion of the offering, and (6) the percentage of Common Stock outstanding that such remaining shares will represent assuming a sale of all Shares offered under this prospectus. The number of Shares offered for sale by such individuals, or by individuals not named herein, may be updated or added, as the case may be, in supplements to this prospectus.

         Because the Selling Stockholders may sell all, some or none of the Shares of Common Stock that they hold and because the number of shares of Common Stock outstanding may increase or decrease, we have estimated the amounts and percentages of shares of Common Stock that they will hold after completion of the offering by assuming that (1) the Selling Stockholders will not acquire beneficial ownership of any additional shares of Common Stock, (2) they will dispose of only Shares offered under this prospectus prior to completion of the offering, (3) all options to acquire Common Stock that they beneficially own have become fully vested and have been exercised, and (4) they will sell all of the Shares offered by this prospectus.

         This table has been prepared based on the assumption that 38,461,611 shares of Common Stock were issued and outstanding as of January 31, 2004.

-----------------------------------------------------------------------------------------------------------------------------
                                                          Percentage of                       Number of       Percentage of
                                            Number of      Outstanding                        Shares of        Outstanding
                                            Shares of      Common Stock                      Common Stock     Common Stock
                                           Common Stock      Prior to        Number of          After             After
                                             Prior to     Completion of   Shares Offered    Completion of     Completion of
       Name               Relationship     Offering(1)     Offering(1)       Herein(2)     Offering(1)(2)(3) Offering(2) (3)
-----------------------------------------------------------------------------------------------------------------------------
Dennis L. Pelino         Chairman of       3,456,224(4)         8.3%          4,950,000         406,222               *
                         the Board of
                         Directors
                         and Chief
                         Executive
                         Officer
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Stephen M. Cohen         Senior Vice         822,685(5)         2.1%          1,010,000          11,850               *
                         President,
                         General Counsel
                         and Secretary
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Bohn H. Crain            Chief               342,599(6)           *             775,000          17,600               *
                         Financial
                         Officer and
                         Treasurer
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Thomas L. Scully         Vice President       39,534(7)           *             108,300             -                 *
                         and Principal
                         Accounting
                         Officer
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Gary Koch                      (8)           591,412(9)         1.5%            350,000         458,079             1.2%
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Jason Totah                   (10)           139,167(11)          *             330,000             -                 *
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
J. Douglass Coates       Director             50,000(12)          *              50,000             -                 *
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
David R. Jones           Director            142,500(13)          *              90,000          85,000               *
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Aloysius T. Lawn, IV     Director             57,500(14)          *              90,000             -                 *
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
Robert McCord            Director            100,000(15)          *             100,000             -                 *
------------------------ ---------------- --------------- --------------- ---------------- ----------------- ----------------
John Springer            Director                   (16)          *              50,000             -                 *
-----------------------------------------------------------------------------------------------------------------------------

* indicates less than 1%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC under the Exchange Act. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power. The number of shares beneficially owned by the Selling Stockholders includes options to purchase shares of our Common Stock exercisable as of, or within 60 days of, the date of this prospectus. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The amounts for each Selling Shareholder assume full vesting and exercise of all outstanding options to purchase Common Stock held by that Selling Stockholder.

(3) Assuming the sale of all Shares covered by this prospectus and that the number of shares of Common Stock issued and outstanding upon the completion of the offering will include only such Shares together with all other shares issued and outstanding on the date hereof. For a more recent statement of issued and outstanding shares of Common Stock after the date of this prospectus, please see our more recent filings with the SEC, which are referred to in the section of this prospectus entitled "Where You Can Find More Information."

(4) Includes 406,222 shares of Common Stock held by the Dennis L. Pelino and Meredith L. Pelino Declaration of Trust, of which Dennis L. Pelino and his spouse are trustees and beneficiaries, though beneficial ownership of which may be disclaimed. Also includes 3,050,002 shares of Common Stock issuable upon exercise of vested options. Does not include 1,899,998 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(5) Includes 11,850 shares of Common Stock. Also includes 810,835 shares of Common Stock issuable upon exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 199,165 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(6) Includes 17,600 shares of Common Stock. Also includes 324,999 shares of Common Stock issuable upon exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 450,001 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(7) Includes 39,534 shares of Common Stock issuable upon exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 68,766 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(8) Chief Executive Officer of Stonepath Logistics Domestic Services, Inc., a wholly owned subsidiary of the Company.

(9) Includes 458,079 shares of Common Stock held by the Revocable Trust of Gary
A. Koch, of which Gary A. Koch is the trustee and a beneficiary, beneficial ownership of which may be disclaimed. Also includes 133,333 shares of Common Stock issuable upon exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 216,667 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(10) Chief Executive Officer of Stonepath Logistics International Services, Inc., a wholly owned subsidiary of the Company.

(11) Includes 139,167 shares of Common Stock issuable upon the exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 190,833 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(12) Includes 50,000 shares of Common Stock issuable upon the exercise of vested options and options which vest within 60 days of January 31, 2004.

(13) Includes 85,000 shares of Common Stock. Also includes 57,500 shares of Common Stock issuable upon exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 32,500 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(14) Includes 57,500 shares of Common Stock issuable upon the exercise of vested options and options which vest within 60 days of January 31, 2004. Does not include 32,500 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

(15) Includes 100,000 shares of Common Stock issuable upon the exercise of vested options and options which vest within 60 days of January 31, 2004.

(16) Does not include 50,000 shares of Common Stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of January 31, 2004.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of Shares by the Selling Stockholders. We will receive proceeds from the exercise of the options by the Selling Stockholders, except for any options exercised using a cashless exercise provision.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders, or their respective pledgees, donees, transferees, or any of their successors in interest selling shares received from a named Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be Selling Stockholders), may sell the securities from time to time on any stock exchange or quotation system on which the securities may be listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

         The Selling Stockholders may sell the securities by one or more of the following methods, without limitation:

         o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus, including resale to another broker or dealer;

         o an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o    through dealers or agents or to dealers acting as market makers;

         o    privately negotiated transactions;

         o    short sales;

         o through the writing of options on the securities, whether or not the options are listed on an options exchange;

         o through the distribution of the securities by any Selling Stockholder to its partners, members or stockholders;

         o one or more underwritten offerings on a firm commitment or best efforts basis; and

         o    any combination of any of these methods of sale.

         The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We do not know of any arrangements by the Selling Stockholders for the sale of any of the securities.

         The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholder. Broker-dealers may agree with a Selling Stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a Selling Stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the Selling Stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         To the extent required under the Securities Act, the aggregate amount of any Selling Stockholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         The Selling Stockholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. Such third parties may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of the securities for whom they may act as agents. The Selling Stockholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

         Shares may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for the Company or the Selling Stockholders. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Selling Stockholders and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the shares remarketed by them.

         The Selling Stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of the purchase and sale of our securities by them.

         The Selling Stockholders reserve the right to accept and, together with their agents from time-to-time, to reject, in whole or in part, any proposed purchase of the securities to be made directly or through agents.

         We will not receive any proceeds from the sale of the Shares. We will pay the expenses of preparing this prospectus and the related registration statement.

         We can not assure you that the Selling Stockholders will sell all or any portion of the securities offered hereby.

                                  LEGAL MATTERS

         The validity of the Shares being offered by this Prospectus has been passed upon for the Company by Buchanan Ingersoll PC, Eleven Penn Center, 1835 Market Street, 14th Floor, Philadelphia, PA 19103.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the Company has restated its consolidated statement of operations for the year ended December 31, 2002.

         The combined financial statements of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc. for the year ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Regroup Express, LLC as of December 31, 2002 and 2001, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of G-Link Express Pte. Ltd. as of and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ho, Sneddon, Chui, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of G-Link Express (Cambodia) Pte. Ltd. as of and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ho, Sneddon, Chui, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                  DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation and bylaws reflect the adoption of the provisions of Section 102(b)(7) of the GCL, as amended, which eliminate or limit the personal liability of a director to our stockholders or us for monetary damages for breach of fiduciary duty under certain circumstances. If applicable Delaware law is amended to authorize corporate action further eliminating or limiting personal liability of directors, our certificate of incorporation provides that the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable Delaware law.

         Our certificate of incorporation and bylaws also provide that we shall indemnify any person who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including judgments, fines, amounts paid in settlement and attorneys' fees) actually and reasonably incurred by such person in connection with a proceeding if such person acted in good faith and in a manner he reasonably believed to be in our best interests, in accordance with, and to the fullest extent permitted by, applicable Delaware law. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the board of directors.

         We maintain, at our expense, an insurance policy which insures our directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed with the Commission by the Registrant are incorporated herein by reference:

         o our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Forms 10-K/A filed with the SEC on August 28, 2003 and January 20, 2004;

         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

         o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

         o our Current Reports on Form 8-K and 8-K/A as filed with the SEC on July 7, 2003, August 7, 2003, August 13, 2003, August 28, 2003,
              and September 9, 2003; and

         o the description of our common stock, $.001 par value per share, contained in our registration statement on our amended Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, dated June 29, 2001, and any subsequent amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Our certificate of incorporation and bylaws reflect the adoption of the provisions of Section 102(b)(7) of the GCL, which eliminate or limit the personal liability of a director to our stockholders or us for monetary damages for breach of fiduciary duty under certain circumstances. If applicable Delaware law is amended to authorize corporate action further eliminating or limiting personal liability of directors, our certificate of incorporation provides that the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable Delaware law.

         Our certificate of incorporation and bylaws also provide that we shall indemnify any person who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including judgments, fines, amounts paid in settlement and attorneys' fees) actually and reasonably incurred by such person in connection with a proceeding if such person acted in good faith and in a manner he reasonably believed to be in our best interests, in accordance with, and to the fullest extent permitted by, applicable Delaware law. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the board of directors.

         We maintain, at our expense, an insurance policy which insures our directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

4.1      Stonepath Group, Inc. Amended and Restated 2000     Filed as an exhibit to Company's Definitive Proxy
         Stock Incentive Plan (the "Plan")                   Statement on Form 14A filed April 15, 2003 and
                                                             incorporated herein by reference

4.2      Form of Stock Option Agreement under the Plan       Filed as an exhibit to the Company's registration
                                                             statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.3      Form of Non-Plan Option to Purchase Common Stock    Filed as an exhibit to the Company's registration
         of the Company                                      statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.4      Option Agreement between the Company and Dennis     Filed as an exhibit to the Company's Current Report on
         L. Pelino dated as of June 21, 2001 ("Pelino        Form 8-K dated June 21, 2001 and incorporated herein by
         Options")                                           reference

4.5      Amendment No. 1 to Pelino Options effective as of   Filed as an exhibit to the Company's registration
         October 18, 2001                                    statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.6      Incentive Stock Option Agreement between the        Filed as an exhibit to the Company's registration
         Company and Andrew P. Panzo dated April 19, 2001    statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.7      Non-Qualified Stock Option Agreement between Net    Filed as an exhibit to the Company's registration
         Value Inc. and Andrew P. Panzo dated December 4,    statement on Form S-8 (Reg. No. 333-74918) and
         1999                                                incorporated herein by reference

4.8      Option to Purchase Common Stock of the Company      Filed as an exhibit to the Company's quarterly report on
         granted to Andrew P. Panzo effective as of June     Form 10-Q for the period ended June 30, 2001 ("June 2001
         1, 1999                                             10-Q") and incorporated herein by reference

4.9      Incentive Stock Option Agreement between the        Filed as an exhibit to the Company's registration
         Company and Stephen M. Cohen dated April 19, 2001   statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.10     Amended and Restated Non-Qualified Stock Option     Filed as an exhibit to the Company's registration
         Agreement between Net Value, Inc. and Michael A.    statement on Form S-8 (Reg. No. 333-74918) and
         Clark, dated September 19, 1997                     incorporated herein by reference

4.11     Option to Purchase Common Stock of the Company      Filed as an exhibit to the Company's June 2001 10-Q and
         granted to Lee Hansen effective as of October 1,    incorporated herein by reference
         1999

4.12     Employment Agreement with Tom Aley dated April      Filed as an exhibit to the Company's Annual Report on
         17, 2000                                            Form 10-K for its fiscal year ended December 31, 1999
                                                             ("1999 Annual Report") and incorporated herein by
                                                             reference

4.13     Common Stock Purchase Warrant issued to Darr Aley   Filed as an exhibit to the Company's 1999 Annual Report
         on May 8, 2000                                      and incorporated herein by reference


4.14     Common Stock Purchase Warrant issued to Stephen     Filed as an exhibit to the Company's 1999 Annual Report
         George on May 8, 2000                               and incorporated herein by reference

4.15     Common Stock Purchase Warrant issued to Barry       Filed as an exhibit to the Company's 1999 Annual Report
         Uphoff on May 8, 2000                               and incorporated herein by reference

5.1      Opinion of Buchanan Ingersoll PC                    Filed herewith

23.1     Consent of KPMG LLP                                 Filed herewith

23.2     Consent of KPMG LLP                                 Filed herewith

23.3     Consent of KPMG LLP                                 Filed herewith

23.4     Consent of Ho, Sneddon, Chui                        Filed herewith

23.5     Consent of Ho, Sneddon, Chui                        Filed herewith

23.6     Consent of Buchanan Ingersoll PC                    Contained in opinion filed as Exhibit 5.1

24.1     Power of Attorney (see signature page)

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 23rd day of February, 2004.

                                     Stonepath Group, Inc.


                                     By: /s/ Dennis L. Pelino
                                         -------------------------------------
                                             Chairman of the Board and
                                             Chief Executive Officer


                                     By: /s/ Bohn H. Crain
                                         -------------------------------------
                                             Chief Financial Officer


                                     By: /s/ Thomas L. Scully
                                         -------------------------------------
                                             Vice President -
                                             (Principal Accounting Officer)

                                Power of Attorney

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dennis L. Pelino and Stephen M. Cohen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                       Title                         Date
      ---------                       -----                         ----

/s/ Dennis L. Pelino          Chairman of the Board and      February 23, 2004
---------------------------   Chief Executive Officer
Dennis L. Pelino

/s/ J. Douglass Coates        Director                       February 23, 2004
---------------------------
J. Douglass Coates

/s/ John Springer             Director                       February 23, 2004
---------------------------
John Springer

/s/ Aloysius T. Lawn IV       Director                       February 23, 2004
---------------------------
Aloysius T. Lawn IV

/s/ Robert McCord             Director                       February 23, 2004
---------------------------
Robert McCord

/s/ David R. Jones            Director                       February 23, 2004
---------------------------
David R. Jones

                                  EXHIBIT INDEX
                                  -------------

4.1      Stonepath Group, Inc. Amended and Restated 2000     Filed as an exhibit to Company's Definitive Proxy
         Stock Incentive Plan (the "Plan")                   Statement on Form 14A filed April 15, 2003 and
                                                             incorporated herein by reference

4.2      Form of Stock Option Agreement under the Plan       Filed as an exhibit to the Company's registration
                                                             statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.3      Form of Non-Plan Option to Purchase Common Stock    Filed as an exhibit to the Company's registration
         of the Company                                      statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.4      Option Agreement between the Company and Dennis     Filed as an exhibit to the Company's Current Report on
         L. Pelino dated as of June 21, 2001 ("Pelino        Form 8-K dated June 21, 2001 and incorporated herein by
         Options")                                           reference

4.5      Amendment No. 1 to Pelino Options effective as of   Filed as an exhibit to the Company's registration
         October 18, 2001                                    statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.6      Incentive Stock Option Agreement between the        Filed as an exhibit to the Company's registration
         Company and Andrew P. Panzo dated April 19, 2001    statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.7      Non-Qualified Stock Option Agreement between Net    Filed as an exhibit to the Company's registration
         Value Inc. and Andrew P. Panzo dated December 4,    statement on Form S-8 (Reg. No. 333-74918) and
         1999                                                incorporated herein by reference

4.8      Option to Purchase Common Stock of the Company      Filed as an exhibit to the Company's quarterly report
         granted to Andrew P. Panzo effective as of June     on Form 10-Q for the period ended June 30, 2001
         1, 1999                                             ("June 2001 10-Q") and incorporated herein by reference

4.9      Incentive Stock Option Agreement between the        Filed as an exhibit to the Company's registration
         Company and Stephen M. Cohen dated April 19, 2001   statement on Form S-8 (Reg. No. 333-74918) and
                                                             incorporated herein by reference

4.10     Amended and Restated Non-Qualified Stock Option     Filed as an exhibit to the Company's registration
         Agreement between Net Value, Inc. and Michael A.    statement on Form S-8 (Reg. No. 333-74918) and
         Clark, dated September 19, 1997                     incorporated herein by reference


4.11     Option to Purchase Common Stock of the Company      Filed as an exhibit to the Company's June 2001 10-Q and
         granted to Lee Hansen effective as of October 1,    incorporated herein by reference
         1999

4.12     Employment Agreement with Tom Aley dated April      Filed as an exhibit to the Company's Annual Report on
         17, 2000                                            Form 10-K for its fiscal year ended December 31, 1999
                                                             ("1999 Annual Report") and incorporated herein by
                                                             reference

4.13     Common Stock Purchase Warrant issued to Darr Aley   Filed as an exhibit to the Company's 1999 Annual Report
         on May 8, 2000                                      and incorporated herein by reference

4.14     Common Stock Purchase Warrant issued to Stephen     Filed as an exhibit to the Company's 1999 Annual Report
         George on May 8, 2000                               and incorporated herein by reference

4.15     Common Stock Purchase Warrant issued to Barry       Filed as an exhibit to the Company's 1999 Annual Report
         Uphoff on May 8, 2000                               and incorporated herein by reference

5.1      Opinion of Buchanan Ingersoll PC                    Filed herewith

23.1     Consent of KPMG LLP                                 Filed herewith

23.2     Consent of KPMG LLP                                 Filed herewith

23.3     Consent of KPMG LLP                                 Filed herewith

23.4     Consent of Ho, Sneddon, Chui                        Filed herewith

23.5     Consent of Ho, Sneddon, Chui                        Filed herewith

23.6     Consent of Buchanan Ingersoll PC                    Contained in opinion filed as Exhibit 5.1

24.1     Power of Attorney (see signature page)